Exhibit 99.1

KONTOOR BRANDS REPORTS SECOND QUARTER 2021 RESULTS; RAISES OUTLOOK FOR FISCAL 2021

•Q2 Reported EPS of $0.40; Adjusted EPS of $0.70
•Q2 Reported Revenue of $491 million increased 41 percent compared to the prior year
•Q2 Reported Gross Margin of 46.1 percent increased 760 basis points compared to the prior year
•The Company’s Board of Directors has authorized a $200 million share repurchase program
•Fiscal 2021 guidance raised; Adjusted EPS is now expected to be $3.90 to $4.00, up from the prior range of $3.70 to $3.80

GREENSBORO, N.C. - August 5, 2021 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its second quarter ended July 3, 2021.

“Kontoor’s strong second quarter results, which came in above our expectations, and our improving fundamentals give us confidence to raise full year guidance. As discussed at our recent Investor Day, we expect to catalyze sustained, profitable growth across channels, categories and geographies, fueled by investments in key enablers within talent, demand creation, digital and sustainability,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands.

“Additionally, we are well positioned to take advantage of increasing optionality in our capital allocation strategy. Today’s announcement of a $200 million share repurchase program exemplifies this enhanced optionality, and reflects the strong cash flow generation of our business.”

“I want to thank all of our Kontoor colleagues around the globe for their continued focus on operational execution. Our incredible people, dedicated to excellence and taking care of one another, will drive Kontoor’s bright future ahead,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

In addition, due to the significant impact of COVID-19 on prior-year figures, this release will also include periodic comparisons to 2019 for additional context.

Second Quarter 2021 Income Statement Review

Revenue increased to $491 million, a 41 percent increase on a reported basis and 37 percent in constant currency over the same period in the prior year.

Revenue increases compared to the prior year were primarily driven by strength in Digital, including own.com and digital wholesale, as well as improved performance across the U.S. wholesale business and accelerating trends in international markets. As expected and discussed on the first quarter 2021 earnings call, second quarter revenue was negatively impacted by a shift in the timing of shipments from the second quarter to the first quarter ahead of the Company’s North American ERP implementation. Additionally, gains in the quarter were somewhat offset by the impacts of the previously announced strategic actions related to VF Outlet store closures, discontinuing the sale of third-party branded merchandise in all stores, and the transition to a new licensed business model in India. Finally, in select markets and channels, COVID-19 also negatively impacted the Company’s second quarter 2021 results. Compared to adjusted revenue in the second quarter of 2019, reported revenue decreased 19 percent due to the aforementioned factors.

U.S. revenue was $365 million, increasing 27 percent over the same period in the prior year driven by growth in U.S. wholesale, new business development wins and strength in Digital, with own.com increasing 28 percent and digital wholesale increasing 49 percent.

International revenue was $126 million, a 106 percent increase over the same period in the prior year on a reported basis and 87 percent in constant currency. China increased 10 percent over the same period in the prior year in constant currency. Despite ongoing headwinds from COVID-19, the European business increased 254 percent over the same period in the prior year in constant currency. Second quarter revenue in the region benefited from a shift in the timing of shipments from the third quarter to the second quarter ahead of the Company’s European ERP implementation.

Wrangler brand global revenue increased to $311 million, a 24 percent increase over the same period in the prior year on a reported basis and 22 percent in constant currency. Wrangler U.S. revenue increased 14 percent compared to the same period last year, driven by increases in Digital, Western and new product categories.

Lee brand global revenue increased to $176 million, a 105 percent increase over the same period in the prior year on a reported basis and 96 percent in constant currency. Lee U.S. revenue increased 118 percent compared to the same quarter last year with strength from improving sell through of new programs, retailer re-openings and increases in Digital.

Other global revenue declined 70 percent on a reported basis compared to the same period in the prior year to $3 million driven by impacts from the strategic actions related to VF Outlet stores.

Gross margin increased 760 basis points to 46.1 percent of revenue, compared to the same period in the prior year. Favorable channel, customer and product mix were the primary drivers of gross margin gains in the quarter. In addition, the current period benefited from COVID-19 impacts associated with downtime in owned manufacturing in 2020, as well as lower distressed sales. Compared to the second quarter of 2019, gross margin increased 750 basis points.

Selling, General & Administrative (SG&A) expenses were $191 million on a reported basis. Adjusted SG&A was $168 million, or 34.1 percent of revenue, down 270 basis points compared to the same period in the prior year. Adjustments primarily relate to costs associated with the global ERP implementation and information technology infrastructure build-out. Higher demand creation and digital investments in support of 2021 and future revenue offset, in part, better fixed cost leverage on improving revenues and restructuring benefits.

Operating income on a reported basis was $35 million. Adjusted operating income was $59 million, increasing 957 percent compared to the same period in the prior year. Adjusted operating margin increased 1,040 basis points to 12.0 percent of revenue, reflecting the benefits of gross margin improvements and fixed cost leverage on better revenues.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $44 million. Adjusted EBITDA was $67 million, increasing 433 percent compared to the same period in the prior year. Adjusted EBITDA margin increased 1,010 basis points to 13.7 percent of revenue.

Earnings per share was $0.40 on a reported basis compared to a loss per share of ($0.58) in the same period in the prior year. Adjusted earnings per share was $0.70 compared to a loss of ($0.22) in the same period in the prior year.

July 3, 2021, Balance Sheet and Liquidity Review

The Company ended the second quarter of 2021 with $176 million in cash and equivalents, and approximately $0.8 billion in long-term debt.

Due to strong cash generation during the first half of 2021, the Company made debt payments totaling $25 million during the second quarter. As of July 3, 2021, the Company had no outstanding borrowings under the Revolving Credit Facility and $488 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per share payable on September 20, 2021, to shareholders of record at the close of business on September 10, 2021.

Inventory at the end of the second quarter of 2021 was $403 million, down $30 million or 7 percent compared to the prior-year period. Excluding balances related to VF Outlet and India, inventory at the end of the second quarter of 2021 increased 4 percent compared to the prior-year period, well positioned to support accelerating demand.

Authorization of $200 Million Share Repurchase Program

The Company’s Board of Directors has approved a share repurchase program. The program authorizes the repurchase of up to $200 million of the Company’s outstanding common stock through open market or privately negotiated transactions. The timing and amount of repurchases will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program does not have an expiration date but may be suspended, modified or terminated at any time without prior notice. The Company expects to fund repurchases through cash flow generated from operations.

2021 Fiscal Outlook

The Company is raising its fiscal 2021 Outlook. While the impacts from the COVID-19 pandemic and macroeconomic factors remain uncertain, the Company is updating its fiscal 2021 guidance as follows:

•Revenue is now expected to increase in the mid-teens range over 2020, to $2.39 billion to $2.42 billion, as compared to a low-teens range in the prior guidance, including a mid-single digit impact from the VF Outlet actions and India business model change.

•Gross margin is now expected to increase by 330 to 380 basis points above the adjusted gross margin of 41.2 percent achieved in 2020 to 44.5 percent to 45.0 percent of revenue. This compares to prior guidance of a 230 to 270 basis points increase. The increase reflects higher anticipated growth in more accretive channels such as Digital and International.

•SG&A investments will continue to be made in brands and capabilities. Due to the strengthening revenue and gross margin outlook, the Company expects to amplify SG&A investments in demand creation, Digital and International expansion to support second half 2021 revenue and accelerate momentum for 2022. These increases will be partially mitigated by ongoing tight expense controls and sustained, structural post-pandemic cost containment initiatives.

•Adjusted EPS is now expected to be in the range of $3.90 to $4.00 as compared to $3.70 to $3.80 in the prior guidance. This EPS guidance does not assume the benefit of any share repurchases.

•Capital Expenditures are expected to be in the range of $40 million to $50 million, including $25 million to $30 million associated with the implementation of the Company’s new global ERP system.

•For 2021, an effective tax rate of approximately 22 percent is expected, while interest expense is expected to be approximately $40 million to $45 million.

Webcast Information

Kontoor Brands will host its second quarter 2021 conference call beginning at 8:30 a.m. Eastern Time today, August 5, 2021. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during the second quarter of 2021 and 2020 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Adjustments during the second quarter of 2019 primarily represent restructuring and separation costs, business model changes and other adjustments. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including, but not limited to, the effects of foreign currency movements, ERP implementation expenses, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the

Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; operational difficulties and additional expenses related to the Company’s design and implementation of its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; the failure to declare future cash dividends; and the Company's spin-off from VF Corporation, including not realizing all of the expected benefits from the spin-off; the representativeness of the historical financial information for the periods prior to the spin-off; the significant costs to the Company to perform certain functions (currently being performed by VF Corporation for the Company on a transitional basis) following the transition period; indemnification obligations related to the spin-off; having limited access to the insurance policies maintained by VF Corporation for events occurring prior to the spin-off; the actual or potential conflicts of interest of the Company’s directors and officers because of their equity ownership in VF Corporation; the tax treatment of the spin-off; and the significant restrictions on the Company’s actions in order to avoid triggering tax-related liabilities. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the

Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars in thousands, except per share amounts)	2021	2020	Change	2021	2020	Change
Net revenues	$490,765	$349,254	41%	$1,142,527	$853,752	34%
Costs and operating expenses
Cost of goods sold	264,641	214,888	23%	615,823	528,622	16%
Selling, general and administrative expenses	190,947	156,161	22%	398,351	347,089	15%
Total costs and operating expenses	455,588	371,049	23%	1,014,174	875,711	16%
Operating income (loss)	35,177	(21,795)	261%	128,353	(21,959)	*
Interest expense	(7,641)	(13,120)	(42)%	(19,432)	(24,059)	(19)%
Interest income	421	556	(24)%	679	972	(30)%
Other income (expense), net	45	(509)	109%	(397)	(959)	(59)%
Income (loss) before income taxes	28,002	(34,868)	180%	109,203	(46,005)	*
Income taxes	4,365	(1,606)	*	21,103	(10,031)	*
Net income (loss)	$23,637	$(33,262)	171%	$88,100	$(35,974)	*
Earnings (loss) per common share
Basic	$0.41	$(0.58)		$1.53	$(0.63)
Diluted	$0.40	$(0.58)		$1.49	$(0.63)
Weighted average shares outstanding
Basic	57,612	56,931		57,478	56,903
Diluted	59,356	56,931		59,129	56,903
*Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2021 and June 2020 relate to the 13-week and 26-week fiscal periods ended July 3, 2021 and June 27, 2020, respectively. References to June 2021, December 2020 and June 2020 relate to the balance sheets as of July 3, 2021, January 2, 2021 and June 27, 2020, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2021	December 2020	June 2020
ASSETS
Current assets
Cash and equivalents	$175,628	$248,138	$256,276
Accounts receivable, net	215,297	231,397	153,302
Inventories	403,249	340,732	432,925
Prepaid expenses and other current assets	82,127	81,413	77,374
Total current assets	876,301	901,680	919,877
Property, plant and equipment, net	109,487	118,897	124,939
Operating lease assets	63,036	60,443	76,780
Intangible assets, net	15,325	15,991	16,629
Goodwill	212,654	213,392	211,781
Other assets	241,042	235,413	222,762
TOTAL ASSETS	$1,517,845	$1,545,816	$1,572,768
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$918	$1,114	$310
Current portion of long-term debt	8,750	25,000	6,250
Accounts payable	198,697	167,240	108,745
Accrued liabilities	187,240	192,952	180,324
Operating lease liabilities, current	26,034	27,329	35,144
Total current liabilities	421,639	413,635	330,773
Operating lease liabilities, noncurrent	41,325	39,806	46,526
Other liabilities	118,733	119,777	109,895
Long-term debt	782,262	887,957	1,130,463
Commitments and contingencies
Total liabilities	1,363,959	1,461,175	1,617,657
Total equity (deficit)	153,886	84,641	(44,889)
TOTAL LIABILITIES AND EQUITY	$1,517,845	$1,545,816	$1,572,768

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$88,100	$(35,974)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	17,749	15,219
Stock-based compensation	20,660	7,160
Other	(6,344)	18,022
Cash provided by operating activities	120,165	4,427
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(3,320)	(11,895)
Capitalized computer software	(16,993)	(25,605)
Other	(902)	(1,673)
Cash used by investing activities	(21,215)	(39,173)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	512,500
Repayments under revolving credit facility	—	(287,500)
Payment of deferred financing costs	—	(4,346)
Repayments of term loans	(125,000)	—
Dividends paid	(46,016)	(31,877)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	663	(1,854)
Other	(176)	(718)
Cash (used) provided by financing activities	(170,529)	186,205
Effect of foreign currency rate changes on cash and cash equivalents	(931)	(1,991)
Net change in cash and cash equivalents	(72,510)	149,468
Cash and cash equivalents – beginning of period	248,138	106,808
Cash and cash equivalents – end of period	$175,628	$256,276

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2021	2020
Segment revenues:
Wrangler	$311,301	$251,655	24%	22%
Lee	176,014	85,966	105%	96%
Total reportable segment revenues	487,315	337,621	44%	41%
Other revenues (b)	3,450	11,633	(70)%	(71)%
Total net revenues	$490,765	$349,254	41%	37%
Segment profit:
Wrangler	$52,834	$28,938	83%	81%
Lee	18,491	(18,417)	200%	194%
Total reportable segment profit	$71,325	$10,521	*	*
Corporate and other expenses	(36,983)	(26,348)	40%	40%
Interest expense	(7,641)	(13,120)	(42)%	(42)%
Interest income	421	556	(24)%	(27)%
Profit (loss) related to other revenues (b)	880	(6,477)	114%	113%
Income (loss) before income taxes	$28,002	$(34,868)	180%	176%

	Six Months Ended June		% Change	% Change Constant Currency (a)
	2021	2020
Segment revenues:
Wrangler	$710,123	$555,041	28%	27%
Lee	426,162	268,722	59%	53%
Total reportable segment revenues	1,136,285	823,763	38%	35%
Other revenues (b)	6,242	29,989	(79)%	(80)%
Total net revenues	$1,142,527	$853,752	34%	31%
Segment profit:
Wrangler	$136,817	$62,801	118%	117%
Lee	69,614	(17,444)	*	*
Total reportable segment profit	$206,431	$45,357	*	*
Corporate and other expenses	(78,534)	(59,570)	32%	32%
Interest expense	(19,432)	(24,059)	(19)%	(19)%
Interest income	679	972	(30)%	(32)%
Profit (loss) related to other revenues (b)	59	(8,705)	101%	100%
Income (loss) before income taxes	$109,203	$(46,005)	*	*
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other primarily includes other revenue sources, including sales and licensing of Rock & Republic® apparel. Other also included sales of third-party branded merchandise at VF Outlet stores through the first quarter of 2021. During 2020, the Company decided to discontinue the sale of third-party branded merchandise in all VF Outlet stores, exit certain VF Outlet stores and convert all remaining locations to Lee Wrangler OutletTM and Lee Wrangler Clearance CenterTM retail stores. Sales of Wrangler® and Lee® branded products in our retail stores are not included in Other and are reported in the respective segments.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2021
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$311,301	$(4,200)	$307,101
Lee	176,014	(7,447)	168,567
Total reportable segment revenues	487,315	(11,647)	475,668
Other revenues	3,450	(86)	3,364
Total net revenues	$490,765	$(11,733)	$479,032
Segment profit:
Wrangler	$52,834	$(348)	$52,486
Lee	18,491	(1,135)	17,356
Total reportable segment profit	$71,325	$(1,483)	$69,842
Corporate and other expenses	(36,983)	57	(36,926)
Interest expense	(7,641)	1	(7,640)
Interest income	421	(14)	407
Profit (loss) related to other revenues	880	(38)	842
Income (loss) before income taxes	$28,002	$(1,477)	$26,525

	Six Months Ended June 2021
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$710,123	$(7,628)	$702,495
Lee	426,162	(14,655)	411,507
Total reportable segment revenues	1,136,285	(22,283)	1,114,002
Other revenues	6,242	(121)	6,121
Total net revenues	$1,142,527	$(22,404)	$1,120,123
Segment profit:
Wrangler	$136,817	$(545)	$136,272
Lee	69,614	(3,035)	66,579
Total reportable segment profit	$206,431	$(3,580)	$202,851
Corporate and other expenses	(78,534)	136	(78,398)
Interest expense	(19,432)	6	(19,426)
Interest income	679	(22)	657
Profit (loss) related to other revenues	59	(45)	14
Income (loss) before income taxes	$109,203	$(3,505)	$105,698

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended June
(In thousands, except for per share amounts)	2021	2020	2019

Net revenues - as reported under GAAP	$490,765	$349,254	$609,746
Business model changes (c)	—	—	(7,389)
Adjusted net revenues	$490,765	$349,254	$602,357

Cost of goods sold - as reported under GAAP	$264,641	$214,888	$374,177
Restructuring & separation costs (a)	(225)	119	(4,807)
Business model changes (c)	—	—	(6,363)
Other adjustments (b)	—	—	(1,618)
Adjusted cost of goods sold	$264,416	$215,007	$361,389

Selling, general and administrative expenses - as reported under GAAP	$190,947	$156,161	$182,049
Restructuring & separation costs (a)	(23,397)	(27,477)	(7,954)
Business model changes (c)	—	—	(2,410)
Other adjustments (b)	—	—	(4,602)
Adjusted selling, general and administrative expenses	$167,550	$128,684	$167,083

Other income (expense), net - as reported under GAAP	$45	$(509)	$(1,370)
Business model changes (c)	—	—	(204)
Other adjustments (b)	296	321	1,524
Adjusted other income (expense), net	$341	$(188)	$(50)

Diluted earnings (loss) per share - as reported under GAAP	$0.40	$(0.58)	$0.67
Restructuring & separation costs (a)	0.30	0.36	0.18
Business model changes (c)	—	—	0.02
Other adjustments (b)	—	—	0.08
Adjusted diluted earnings (loss) per share	$0.70	$(0.22)	$0.96

Net income (loss) - as reported under GAAP	$23,637	$(33,262)	$37,986
Income taxes	4,365	(1,606)	9,357
Interest income from former parent, net	—	—	(1,423)
Interest expense	7,641	13,120	7,638
Interest income	(421)	(556)	(1,408)
EBIT	$35,222	$(22,304)	$52,150

Depreciation and amortization - as reported under GAAP	$8,756	$7,834	$8,322
Restructuring & separation costs (a)	(904)	(649)	—
Adjusted depreciation and amortization	$7,852	$7,185	$8,322

EBITDA	$43,978	$(14,470)	$60,472
Restructuring & separation costs (a)	22,718	26,709	12,761
Business model changes (c)	—	—	1,180
Other adjustments (b)	296	321	7,744
Adjusted EBITDA	$66,992	$12,560	$82,157

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended June 2021 and June 2020, restructuring and separation costs included charges of $24.9 million and $18.6 million, respectively, related to the Company's global ERP system and information technology infrastructure build-out. During the three months ended June 2021, restructuring and separation costs also related to strategic actions taken by the Company, including charges resulting from the Company's decision to exit certain VF Outlet stores and transition our India business to a licensed model. During the three months ended June 2020, restructuring and separation costs also included charges related to strategic actions taken by the Company, including certain charges related to COVID-19. During the three months ended June 2019, restructuring and separation costs related to strategic actions taken by the Company, and to the spin-off from VF Corporation and establishment of Kontoor as a standalone public company. Total restructuring and separation costs resulted in a corresponding tax impact of $5.9 million, $6.9 million and $2.7 million for the three months ended June 2021, June 2020 and June 2019, respectively.
(b) Other adjustments have been made for the three months ended June 2021, June 2020 and June 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. In addition, for the three months ended June 2019, other adjustments were made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflected the anticipated cost structure of a standalone public company.
(c) Business model changes during the three months ended June 2019 related to the transition of our former Central and South America region to a licensed model and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in an insignificant corresponding tax impact for the three months ended June 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2021		2020		2019
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$490,765	$490,765	$349,254	$349,254	$609,746	$602,357

Gross profit	$226,124	$226,349	$134,366	$134,247	$235,569	$240,968
As a percentage of total net revenues	46.1%	46.1%	38.5%	38.4%	38.6%	40.0%

Selling, general and administrative expenses	$190,947	$167,550	$156,161	$128,684	$182,049	$167,083
As a percentage of total net revenues	38.9%	34.1%	44.7%	36.8%	29.9%	27.7%

Operating income (loss)	$35,177	$58,799	$(21,795)	$5,563	$53,520	$73,885
As a percentage of total net revenues	7.2%	12.0%	(6.2)%	1.6%	8.8%	12.3%
Earnings (loss) per common share - diluted	$0.40	$0.70	$(0.58)	$(0.22)	$0.67	$0.96

EBIT	$35,222	$59,140	$(22,304)	$5,375	$52,150	$73,835

EBITDA	$43,978	$66,992	$(14,470)	$12,560	$60,472	$82,157
As a percentage of total net revenues	9.0%	13.7%	(4.1)%	3.6%	9.9%	13.6%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2021
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$245,200	$79,312	$2,434	$326,946
Non-U.S. Wholesale	41,071	55,690	805	97,566
Direct-to-Consumer	25,030	41,012	8	66,050
Other	—	—	203	203
Total	$311,301	$176,014	$3,450	$490,765

Geographic revenues
U.S.	$266,146	$96,179	$2,645	$364,970
International	45,155	79,835	805	125,795
Total	$311,301	$176,014	$3,450	$490,765

	Three Months Ended June 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$217,183	$33,194	$2,503	$252,880
Non-U.S. Wholesale	17,251	27,005	—	44,256
Direct-to-Consumer	17,221	25,767	1	42,989
Other	—	—	9,129	9,129
Total	$251,655	$85,966	$11,633	$349,254

Geographic revenues
U.S.	$232,566	$44,119	$11,633	$288,318
International	19,089	41,847	—	60,936
Total	$251,655	$85,966	$11,633	$349,254

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$317,831	$130,795	$38,002	$486,628
International	46,161	76,113	844	123,118
Total	$363,992	$206,908	$38,846	$609,746

	Adjustments for Business Model Changes (c)

	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$—	$—	$(3,449)	$(3,449)
International	(3,420)	(520)	—	(3,940)
Total	$(3,420)	$(520)	$(3,449)	$(7,389)

	Adjusted Revenues

	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$317,831	$130,795	$34,553	$483,179
International	42,741	75,593	844	119,178
Total	$360,572	$206,388	$35,397	$602,357

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended June
(Dollars in thousands)	2021	2020	2019		2021 to 2020		2021 to 2019
	Reported	Reported	Reported	Adjusted	% Change Reported	% Change Constant Currency	% Change Reported	% Change Adjusted
Wrangler U.S.	$266,146	$232,566	$317,831	$317,831	14%	14%	(16)%	(16)%
Lee U.S.	96,179	44,119	130,795	130,795	118%	118%	(26)%	(26)%
Other	2,645	11,633	38,002	34,553	(77)%	(77)%	(93)%	(92)%
Total U.S. revenues	$364,970	$288,318	$486,628	$483,179	27%	27%	(25)%	(24)%

Wrangler International	$45,155	$19,089	$46,161	$42,741	137%	115%	(2)%	6%
Lee International	79,835	41,847	76,113	75,593	91%	73%	5%	6%
Other	805	—	844	844	*	*	(5)%	(5)%
Total International revenues	$125,795	$60,936	$123,118	$119,178	106%	87%	2%	6%

Global Wrangler	$311,301	$251,655	$363,992	$360,572	24%	22%	(14)%	(14)%
Global Lee	176,014	85,966	206,908	206,388	105%	96%	(15)%	(15)%
Global Other	3,450	11,633	38,846	35,397	(70)%	(71)%	(91)%	(90)%
Total revenues	$490,765	$349,254	$609,746	$602,357	41%	37%	(20)%	(19)%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.